                                                                     Exhibit 2.1

                            SHARE PURCHASE AGREEMENT

                                  by and among

                                TBC CORPORATION,

                             ROBERT E. CARROLL, JR.,

                                       and

                               WILLIAM J. BAKER II


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                                TABLE OF CONTENTS

    ARTICLE 1  -  DEFINITIONS .................................................1

         1.01     Defined Terms ...............................................1
         1.02     Interpretation ..............................................4

    ARTICLE 2  -  SALE AND PURCHASE OF SHARES .................................5

         2.01     Agreement to Sell and Purchase ..............................5
         2.02     Option Agreement Matters ....................................5
         2.03     Stock Bonus Plan Pledge Matters .............................5
         2.04     Money Purchase Plan Pledge Matters ..........................5

    ARTICLE 3  -  PURCHASE PRICE AND PAYMENT TERMS ............................6

         3.01     Aggregate Purchase Price; Allocation ........................6
         3.02     Payment of Stock Bonus Plan Purchase Price ..................6
         3.03     Payment of Money Purchase Plan Purchase Price ...............7
         3.04     Payment of Carroll Purchase Price ...........................7

    ARTICLE 4  -  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
                  PLANS .......................................................7

         4.01     The Stock Bonus Plan ........................................7
         4.02     The Money Purchase Plan .....................................8

    ARTICLE 5  -  REPRESENTATIONS AND WARRANTIES OF MR. CARROLL ...............9

         5.01     Schedules ...................................................9
         5.02     Corporate Organization ......................................9
         5.03     Authority; Authorization; Enforceability ....................9
         5.04     Capitalization .............................................10
         5.05     Subsidiaries ...............................................10
         5.06     Consents and Approvals; No Violation .......................10
         5.07     Financial Statements .......................................11
         5.08     Taxes ......................................................11
         5.09     Employee Plans .............................................13
         5.10     Material Contracts .........................................14
         5.11     Absence of Certain Changes or Events .......................14
         5.12     Litigation; Pending Decrees ................................14
         5.13     Compliance with Laws and Orders; Permits and Licenses ......14
         5.14     Conduct to Date ............................................15


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         5.15     Labor Matters ..............................................16
         5.16     Undisclosed Liabilities; Net Worth .........................16
         5.17     Title to Properties; Absence of Liens, Etc. ................16
         5.18     Receivables ................................................17
         5.19     Inventories ................................................17
         5.20     Proprietary Rights .........................................17
         5.21     Insurance ..................................................17
         5.22     Environmental Matters ......................................17
         5.23     Certain Transactions .......................................18
         5.24     Disclosure .................................................18

    ARTICLE 6  -  REPRESENTATIONS AND WARRANTIES OF TBC ......................19

         6.01     Authority; Authorization; Enforceability ...................19
         6.02     Consents and Approvals; No Violation .......................19
         6.03     Disclosure .................................................19

    ARTICLE 7  -  PRE-CLOSING OBLIGATIONS ....................................20

         7.01     Conduct of the Business ....................................20
         7.02     Further Assurances .........................................21
         7.03     Notice .....................................................21
         7.04     Access; Confidentiality ....................................22

    ARTICLE 8  -  CONDITIONS .................................................22

         8.01     Conditions to Obligations of Each Party ....................22
         8.02     Additional Conditions to the Obligations of TBC ............23
         8.03     Additional Conditions to the Obligations of the
                  Shareholders ...............................................24

    ARTICLE 9  -  CLOSING ....................................................25

         9.01     Time and Place .............................................25
         9.02     Deliveries at the Closing ..................................25

    ARTICLE 10 -  TERMINATION, AMENDMENT, AND WAIVER .........................25

         10.01    Termination ................................................25
         10.02    Effect of Termination ......................................26
         10.03    Amendment ..................................................26
         10.04    Waiver .....................................................26


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    ARTICLE 11 -  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  INDEMNIFICATION ...........................................26

         11.01    Survival ..................................................26
         11.02    Indemnification by Each Shareholder .......................26
         11.03    Indemnification by TBC ....................................27
         11.04    Limit on Indemnification Rights ...........................27
         11.05    Escrow ....................................................28
         11.06    Sole Remedy ...............................................28

    ARTICLE 12 -  NONCOMPETITION AND CONFIDENTIALITY COVENANTS ..............28

         12.01    Noncompetition ............................................28
         12.02    Competitive Business ......................................28
         12.03    Confidentiality ...........................................28
         12.04    Injunctive Relief .........................................28
         12.05    Reformation ...............................................29

    ARTICLE 13 -  MISCELLANEOUS .............................................29

         13.01    Public Statements .........................................29
         13.02    Notices ...................................................29
         13.03    Headings ..................................................30
         13.04    Counterparts ..............................................30
         13.05    Transaction Expenses ......................................30
         13.06    Indemnification Procedures ................................30
         13.07    Attorneys' Fees ...........................................30
         13.08    Termination of Stock Bonus Plan and Money Purchase Plan;
                  1998 Bonuses ..............................................30
         13.09    Whole Agreement ...........................................31
         13.10    Severability ..............................................31
         13.11    Binding Effect; Assignment ................................31

    EXHIBIT A  -  Form of Opinion of Rock & Leitz
    EXHIBIT B  -  Form of Escrow Agreement




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                             INDEX OF DEFINED TERMS
                             ----------------------

Defined Term                                 Defined in Section or Subsection
------------                                 --------------------------------

Aggregate Purchase Price                              3.01
Appraisal                                             3.01(a)

Business Representations and Warranties               1.01

Carroll Purchase Price                                3.01(c)
Carroll Shares                                        5.04(b)
Closing                                               2.01
Closing Date                                          9.01
Code                                                  1.01
Common Shares                                         5.04(a)
Company                                               Introduction
Competitive Business                                  12.02

Employee Plans                                        1.01
Equipment Leases                                      5.17(b)
Entity                                                1.01
Environmental Laws                                    1.01
ERISA                                                 1.01
Escrow Agent                                          1.01
Escrow Agreement                                      11.05

Financial Statements                                  1.01

Governmental Entity                                   1.01

HSR Act                                               1.01
Hazardous Substance

IRS                                                   1.01

Liens                                                 1.01
Losses                                                11.04(d)

Material Adverse Effect                               1.01
Material Contracts                                    1.01
Money Purchase Plan                                   Introduction
Money Purchase Plan Note                              2.04
Money Purchase Plan Note Payoff Amount                3.03(a)



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Defined Term                                 Defined in Section or Subsection
------------                                 --------------------------------

Money Purchase Plan Pledge Agreement                  2.04
Money Purchase Plan Purchase Price                    3.01(b)
Money Purchase Plan Shares                            4.02(a)
Mr. Carroll                                           Introduction

New Real Estate Leases                                8.02(i)

Option Agreement                                      2.02

Proprietary Rights                                    5.20

Real Property Leases                                  5.17(b)
Repair Payments                                       11.02(c)
Representatives                                       7.04
Rights of Purchase                                    1.01

Schedules                                             1.01
Shareholder Plans                                     Introduction
Shareholders                                          Introduction
Shares                                                1.01
Stock Bonus Plan                                      Introduction
Stock Bonus Plan Note                                 2.03
Stock Bonus Plan Note Payoff Amount                   3.02(a)
Stock Bonus Plan Pledge Agreement                     2.03
Stock Bonus Plan Purchase Price                       3.01(a)
Stock Bonus Plan Shares                               4.01(a)

TBC                                                   Introduction
Tax Returns                                           1.01
Taxes                                                 1.01
Trustee                                               Introduction




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                               INDEX TO SCHEDULES
                               ------------------

         Schedule No.               Description
         ------------               -----------

         5.02                       Qualification To Do Business
         5.06                       Consents and Approvals; No Violation
         5.07                       Financial Statement Exceptions
         5.08                       Tax Matters
         5.09                       Employee Plans
         5.10                       Material Contracts
         5.12                       Litigation
         5.13                       Compliance With Laws
         5.14                       Changes Since December 31, 1997
         5.17                       Equipment and Real Property Leases; Title;
                                             Condition of Assets
         5.18                       Receivables
         5.21                       Insurance
         5.22                       Environmental Matters
         5.23                       Certain Transactions









                                       vi
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                            SHARE PURCHASE AGREEMENT
                            ------------------------


         THIS AGREEMENT is being executed this 19th day of November, 1998, by and among TBC CORPORATION, a Delaware corporation ("TBC"), ROBERT E. CARROLL, JR. ("Mr. Carroll"), and WILLIAM J. BAKER II, in his capacity as the Trustee of the 2ND AMENDED AND RESTATED STOCK BONUS PLAN AND TRUST OF CARROLL'S, INC. (the "Stock Bonus Plan") and the MONEY PURCHASE PLAN AND TRUST OF CARROLL'S, INC. (the "Money Purchase Plan") and not individually (the "Trustee"), under the following circumstances:

                  A. Mr. Carroll and the Trustee (collectively, the "Shareholders") are the owners of all of the issued and outstanding capital stock of Carroll's, Inc., a Georgia corporation (the "Company").

                  B. TBC, Mr. Carroll, and the Trustee have agreed that TBC will purchase the capital stock of the Company for $28,000,000.

                  C. In view of the provisions of the Employee Retirement Income Security Act of 1974, the Trustee is not willing to sell, and TBC is not willing to purchase, the capital stock owned by either the Stock Bonus Plan or the Money Purchase Plan (collectively, the "Shareholder Plans") at less than the current appraised fair market value thereof. Mr. Carroll, nevertheless, will accept a price for his shares which may be less than the per share price paid to the Shareholder Plans.

                  D. As a result thereof, Mr. Carroll and the Shareholder Plans have agreed to sell to TBC, and TBC has agreed to purchase from the Shareholders, the capital stock of the Company upon and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         ARTICLE 1.   DEFINITIONS.

         1.01 DEFINED TERMS. In addition to the capitalized terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meanings whenever used in this Agreement:

         "Business Representations and Warranties" means all representations and warranties set forth in Article 5, other than those set forth in Subsections 5.02(a), (c), and (d) and Sections 5.03, 5.04 and 5.05.

         "Code" means the Internal Revenue Code of 1986 and the rules and regulations thereunder, all as from time to time amended.

         "Employee Plans" means all employment, bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or bonus, employee stock ownership, stock appreciation rights, savings, consulting, severance, termination, collective bargaining, group insurance, fringe benefit, and other employee benefit, incentive, or welfare plans, policies, contracts, or arrangements, formal or informal, written or oral, of the Company and all trust agreements related thereto, relating to any present or former director, officer, or employee of the Company.

         "Entity" means an individual, firm, trust, corporation, partnership, limited liability company, joint venture, business, enterprise, association, or organization, however constituted or existing.

         "Environmental Laws" means all applicable federal, state or local laws, statutes, ordinances, rules, regulations, codes, licenses, permits, authorizations, approvals, consents, orders, judgments, decrees, injunctions, or agreements with any governmental entity related to (i) the protection, preservation, or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Hazardous Substances. The term "Environmental Laws" includes, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec.9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S. C. sec. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. sec. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S. C. sec. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. sec. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f, et seq.; all comparable state and local laws; and any common law (including without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, all as from time to time amended.

         "Escrow Agent" means SunTrust Bank, Atlanta.

         "Financial Statements" means the (i) audited financial statements, schedules, and notes of the Company, at and for the years ended December 31, 1995, 1996, and 1997; (ii) the interim financial statements of the Company at and for the nine months ended September 30, 1998, together with the review report of Blackwell Poole LLP thereon; and (iii) those unaudited




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financial statements of the Company at and for periods thereafter to be delivered by Mr. Carroll to TBC pursuant to Subsection 7.01(e) hereof.

         "Governmental Entity" means any federal, state, or local court, governmental authority, or other regulatory or administrative agency or commission.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, all as from time to time amended.

         "Hazardous Substance" means any substance presently listed, defined, designated, or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive materials, polychlorinated biphenyls, and battery acids.

         "IRS" means the Internal Revenue Service.

         "Liens" means any mortgage, pledge, charge, security interest, or other encumbrance of any nature whatsoever upon or conditional assignment of any property or assets.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, operations, or prospects of the Company.

         "Material Contracts" means all of the following to which the Company is a party, is bound or affected by, receives any benefits under, or by which any property or assets of any of the Company may be bound: (i) the Real Property Leases; (ii) the Equipment Leases; (iii) all franchise, dealer, or other distribution agreements pursuant to which the Company sells or otherwise distributes its products or services or pursuant to which any Entity sells or otherwise distributes products or services of the Company, other than any of the foregoing to which TBC is also a party; (iv) all supply contracts or other such agreements or understandings pursuant to which the Company purchased in its last fiscal year, or expects to purchase in this fiscal year, in excess of $50,000 worth of products, other than any of the foregoing to which TBC is also a party;
(v) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business, including without limitation, all standstill or noncompete agreements, other than any of the foregoing to which TBC is also a party other than any of the foregoing to which TBC is also a party ; (vi) any contract, agreement, or other arrangement (other than pursuant to the Employee Plans), providing for the furnishing of services to or by, providing for the rental of real or personal property to or from, or otherwise requiring payments to or from, any director, officer, or shareholder of the Company, any family member of any such director, officer or shareholder, or any Entity in which any of the foregoing holds, directly or indirectly, a substantial interest; (vii) any agreement, indenture or other instrument relating to the borrowing of money by the Company (other than trade payables entered into in the ordinary course of


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

business); (viii) any agreement pursuant to which the Company is obligated to lend money or make advances, or has lent money or made advances which are still outstanding, to any person (other than routine travel advances to any employee not to exceed $5,000 or deposits or advances in respect of products purchased in the ordinary course of business); (ix) any agreement, arrangement, or commitment to guarantee the obligations of or to indemnify or exonerate from liability any Entity, or the directors or officers of the Company (other than pursuant to the Articles of Incorporation or Bylaws of the Company or applicable law); (x) any power of attorney presently in effect giving Entity the right to act on behalf of the Company; (xi) any partnership or joint venture agreement to which the Company is a party; (xii) any confidentiality or secrecy agreement to which the Company is a party; (xiii) any consulting agreement to which the Company is a party; (xiv) the Shareholder Plans and all other Employee Plans; (xv) any other contract, commitment, agreement, or understanding, whether written or oral, which involves more than $25,000 and is not terminable without penalty upon not more than 90 days' notice; and (xvi) any other contract or agreement that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the Securities and Exchange Commission.

         "Rights of Purchase" means any subscriptions, options, warrants, scrip, rights, calls, convertible securities, commitments, promises, or any other similar agreements or arrangements of any character.

         "Schedules" means the Schedules to this Agreement being delivered by Mr. Carroll to TBC simultaneously with the execution and delivery of this Agreement.

         "Shares" means, collectively, the Carroll Shares, the Stock Bonus Plan Shares, and the Money Purchase Plan Shares.

         "Taxes" means all federal, state, local, or foreign income, franchise, sales, use, excise, real and personal property, transfer, employment, social security, unemployment, withholding, and other taxes, assessments, charges, fees, or levies, and any interest or penalties on any of the foregoing.

         "Tax Returns" means all federal, state, local, and foreign returns and reports relating to or required to be filed in connection with the determination, collection, assessment, or reporting of Taxes.

         1.02 INTERPRETATION. As used in this Agreement, (i) the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases where they would so apply; and (ii) the phrase "to the best knowledge" of any party shall mean to the knowledge of such party after due and appropriate inquiry.



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         ARTICLE 2.   SALE AND PURCHASE OF SHARES.

         2.01 AGREEMENT TO SELL AND PURCHASE. Subject to the terms and conditions of this Agreement, at the closing for which provision is made in
Article 9 (the "Closing"), the Shareholders shall sell the Shares to TBC and TBC shall purchase the Shares from the Shareholders.

         2.02 OPTION AGREEMENT MATTERS. To enable TBC to purchase the Carroll Shares, the Trustee does hereby waive its right of first refusal to purchase the Carroll Shares and its option to purchase the Carroll Shares, which right and option were granted to the Shareholder Plans pursuant to the terms of the Agreement, dated December 7, 1989, among the Trustees, David F. Rock, as trustee, the Company, and Mr. Carroll, as amended November 3, 1990, October 1, 1993, and September 1, 1995 (as so amended, the "Option Agreement").

         2.03 STOCK BONUS PLAN PLEDGE MATTERS. To enable TBC to purchase the Stock Bonus Plan Shares, Mr. Carroll does hereby agree that (a) between the date of this Agreement and the Closing, Mr. Carroll's right to foreclose upon and enforce his security interest and pledge in the Stock Bonus Plan Shares pursuant to the terms of the Stock Pledge Agreement, dated January 1, 1997, between the Stock Bonus Plan and Mr. Carroll (the "Stock Bonus Plan Pledge Agreement") shall be suspended; and (b) he will deliver to TBC the Stock Bonus Plan Shares held by him pursuant to the Stock Bonus Plan Pledge Agreement against payment by the Stock Bonus Plan of the $2,501,760 principal balance, plus accrued interest, outstanding under the Promissory Note, dated January 1, 1997, given by the Stock Bonus Plan to Mr. Carroll (the "Stock Bonus Plan Note"). In addition, for the purposes of the Stock Bonus Plan Pledge Agreement, Mr. Carroll hereby consents to the sale of the Stock Bonus Plan Shares to TBC in accordance with the terms of this Agreement.

         2.04 MONEY PURCHASE PLAN PLEDGE MATTERS. To enable TBC to purchase the Money Purchase Plan Shares, Mr. Carroll does hereby agree that (a) between the date of this Agreement and the Closing, Mr. Carroll's right to foreclose upon and enforce his security interest and pledge in the Money Purchase Plan Shares pursuant to the terms of the Stock Pledge Agreement, dated January 3, 1997, between the Money Purchase Plan and Mr. Carroll (the "Money Purchase Plan Pledge Agreement") shall be suspended; and (b) he will deliver to TBC the Money Purchase Plan Shares held by him pursuant to the Money Purchase Plan Pledge Agreement against payment by the Money Purchase Plan of the $613,704 principal balance under the Promissory Note, dated January 1, 1997, given by the Money Purchase Plan to Mr. Carroll (the "Money Purchase Plan Note"). In addition, for purposes of the Money Purchase Plan Pledge Agreement, Mr. Carroll hereby consents to the sale of the Money Purchase Plan Shares to TBC in accordance with the terms of this Agreement.



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


         ARTICLE 3.   PURCHASE PRICE AND PAYMENT TERMS.

         3.01 AGGREGATE PURCHASE PRICE; ALLOCATION. The aggregate purchase price payable by TBC for the Shares (the "Aggregate Purchase Price") shall be Twenty Eight Million Dollars ($28,000,000). The Aggregate Purchase Price shall be paid to the Shareholders in the following manner:

                  (a) TBC shall pay $10,632,281.35 to the Stock Bonus Plan, such amount being the fair market value of the Stock Bonus Plan Shares as of the close of business on the date preceding the Closing Date, as determined by an independent appraisal of the Company (the "Appraisal") conducted by Mitchell Kaye, C.F.A. (The amount payable by TBC to the Stock Bonus Plan pursuant to this Subsection 3.01(a) is hereinafter referred to as the "Stock Bonus Plan Purchase Price.")

                  (b) TBC shall pay $3,854,641.95 to the Money Purchase Plan, such amount being the fair market value of the Money Purchase Plan Shares as of the close of business on the date preceding the Closing Date, as determined by the Appraisal. (The amount payable by TBC to the Money Purchase Plan pursuant to this Subsection 3.01(b) is hereinafter referred to as the "Money Purchase Plan Purchase Price.")

                  (c) TBC shall pay $13,513,076.70 to Mr. Carroll, such amount (the "Carroll Purchase Price") being equal to the difference between the Aggregate Purchase Price and the sum of the Stock Bonus Plan Purchase Price and the Money Purchase Plan Purchase Price.

         3.02 PAYMENT OF STOCK BONUS PLAN PURCHASE PRICE. The Stock Bonus Plan Purchase Price shall be payable in cash at the Closing as follows:

                  (a) On the day prior to the Closing Date, the Stock Bonus Plan and Mr. Carroll shall provide to TBC written confirmation, signed by the Trustees and Mr. Carroll, as to the amount necessary to discharge the principal balance and all accrued interest outstanding under the Stock Bonus Plan Note in full on the Closing Date (the "Stock Bonus Plan Note Payoff Amount").

                  (b) On the Closing Date, TBC shall wire transfer the Stock Bonus Plan Note Payoff Amount in immediately available funds to such bank account as may be specified by Mr. Carroll.

                  (c) On the Closing Date, TBC shall wire transfer the balance of the Stock Bonus Plan Purchase Price to such bank account as may be specified by the Trustee, on behalf of Stock Bonus Plan.

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


         3.03 PAYMENT OF MONEY PURCHASE PLAN PURCHASE PRICE. The Money Purchase Plan Purchase Price shall be payable in cash at the Closing as follows:

                  (a) On the day prior to the Closing Date, the Money Purchase Plan and Mr. Carroll shall provide to TBC written confirmation, signed by the Trustees and Mr. Carroll, as to the amount necessary to discharge the principal balance and all accrued interest outstanding under the Money Purchase Plan Note in full on the Closing Date (the "Money Purchase Plan Note Payoff Amount").

                  (b) On the Closing Date, TBC shall write transfer the Money Purchase Plan Note Payoff Amount in immediately available funds to such bank account as may be specified by Mr. Carroll.

                  (c) On the Closing Date, TBC shall wire transfer the balance of the Money Purchase Plan Purchase Price to such bank account as may be specified by the Trustee, on behalf of the Money Purchase Plan.

         3.04 PAYMENT OF CARROLL PURCHASE PRICE. The Carroll Purchase Price shall be payable as follows:

                  (a) $10,713,076.70 of the Carroll Purchase Price shall be payable in cash at the Closing, by wire transfer of immediately available funds to such bank account as may be specified by Mr. Carroll.

                  (b) The $2,800,000 balance of the Carroll Purchase Price shall be payable by delivering such amount to the Escrow Agent at the Closing, such amount to be held by the Escrow Agent for distribution in accordance with the terms of the Escrow Agreement.

         ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER PLANS.

         4.01 THE STOCK BONUS PLAN. The Trustee, on behalf of the Stock Bonus Plan, represents and warrants to TBC as follows, both as of the date of this Agreement and as of the time of the Closing:

                  (a) THE STOCK BONUS PLAN SHARES. The Stock Bonus Plan owns 679,379 Common Shares, $1.00 par value, of the Company (the "Stock Bonus Plan Shares"), represented by Certificates No. 120, 127, 136, 145, 146, and 147. The Trustee holds the Stock Bonus Plan Shares for the benefit of the Stock Bonus Plan participants pursuant to the terms of the Stock Bonus Plan. Except for the interests of the Stock Bonus Plan participants pursuant to the Plan and the interest of Mr. Carroll under the Stock Bonus Plan Pledge Agreement, the Stock Bonus Plan owns the Stock Bonus Plan Shares free and clear of all Liens. The Stock Bonus Plan has not granted any Entity other than TBC any Right of Purchase with respect to any of the Stock Bonus Plan Shares.

                  (b) AUTHORITY; AUTHORIZATION; ENFORCEABILITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Trustee, the Stock Bonus Plan, and its participants. This Agreement has been duly executed and delivered by the Trustee and constitutes a valid and binding obligation of the Stock Bonus Plan, enforceable against it in accordance with its terms.

                  (c) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Stock Bonus Plan nor the consummation by the Stock Bonus Plan of the transactions contemplated hereby, nor compliance by the Stock Bonus Plan with any of the provisions hereof, will violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement or instrument to which the Stock Bonus Plan is bound, with the exception of the Stock Bonus Plan Pledge Agreement, adequate provision for and consent with respect to which are set forth in Section 2.03.

         4.02 THE MONEY PURCHASE PLAN. The Trustee, on behalf of the Money Purchase Plan, represents and warrants to TBC as follows, both as of the date of this Agreement and as of the time of the Closing:

                  (a) THE MONEY PURCHASE PLAN SHARES. The Money Purchase Plan owns 246,303 Common Shares, $1.00 par value, of the Company (the "Money Purchase Plan Shares"), represented by Certificates No. 126, 137, 144, 148, and 149. The Trustee holds the Money Purchase Plan Shares for the benefit of the Money Purchase Plan participants pursuant to the terms of the Money Purchase Plan. Except for the interests of the Money Purchase Plan participants pursuant to the Plan and the interest of Mr. Carroll under the Money Purchase Plan Pledge Agreement, the Money Purchase Plan owns the Money Purchase Plan Shares free and clear of all Liens. The Money Purchase Plan has not granted any Entity other than TBC any Right of Purchase with respect to any of the Money Purchase Plan Shares.

                  (b) AUTHORITY; AUTHORIZATION; ENFORCEABILITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Trustee, the Money Purchase Plan, and its participants. This Agreement has been duly executed and delivered by the Trustee and constitutes a valid and binding obligation of the Money Purchase Plan, enforceable against it in accordance with its terms.

                  (c) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Money Purchase Plan nor the consummation by the Money Purchase Plan of the transactions contemplated hereby, nor compliance by the Money Purchase Plan with any of the provisions hereof, will violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement or instrument to which the Money Purchase Plan is bound, with the exception of the Money Purchase Plan Pledge Agreement, adequate provision for and consent with respect to which are set forth in Section 2.04.

         ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF MR. CARROLL.

         Mr. Carroll represents and warrants to TBC as follows, both as of the date of this Agreement and as of the time of the Closing:

         5.01 SCHEDULES. Mr. Carroll has heretofore delivered to TBC two sets of the Schedules, identified by his signature thereon. Each Schedule is true, accurate and complete in all material respects.

         5.02 CORPORATE ORGANIZATION. (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia.

         (b) The Company is qualified to do business as a foreign corporation in the States of Alabama, Florida, and South Carolina. Except as set forth on
Schedule 5.02, the Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect.

         (c) The Company has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

         (d) The Company has heretofore delivered to TBC true and complete copies of the Company's Articles of Incorporation and Bylaws, both as currently in effect.

         5.03 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. (a) Mr. Carroll has full right and lawful authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) No corporate proceedings on the part of the Company or its shareholders or directors are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

         (c) This Agreement has been duly executed and delivered by Mr. Carroll and constitutes a valid and binding obligation of Mr. Carroll, enforceable against him in accordance with its terms.

         5.04 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 10,000,000 Common Shares, $1.00 par value ("Common Shares"), of which 2,337,002 are issued and outstanding and 7,098 are held as treasury shares. Of the issued and outstanding Common Shares, 246,303 are owned by the Money Purchase Plan, 679,379 are owned by the Stock Bonus Plan, and 1,411,320 are owned by Mr. Carroll.

                  (b) The 1,411,320 Common Shares owned by Mr. Carroll (the "Carroll Shares") are owned by him free and clear of all Liens, other than those created by the Option Agreement. Mr. Carroll has not granted any person or entity other than TBC or, pursuant to the Option Agreement, the Shareholder Plans, any Right of Purchase with respect to any of the Carroll Shares. No Entity other than Mr. Carroll has any legal or beneficial interest in the Carroll Shares.

                  (c) There are no outstanding Rights of Purchase relating to the issued or unissued Common Shares or other capital shares or securities of the Company which obligate or may obligate the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional Common Shares or other capital shares or securities of the Company or to grant, extend, or enter into any such Rights of Purchase.

                  (d) With the exception of the Option Agreement, the Stock Bonus Plan Pledge Agreement, and the Money Purchase Plan Pledge Agreement, there are no contracts, agreements, or understandings between or among any shareholders of the Company which limit, restrict, or otherwise affect the voting, sale, transfer, or other disposition of any Common Shares.

                  (e) All outstanding Common Shares are duly authorized, validly issued, fully paid, and nonassessable, and not subject to any right of rescission. No outstanding Common Shares were issued in violation of any preemptive right of any shareholder of the Company, and no Shareholder currently has any preemptive right with respect to any Common Shares. No Shareholder has a valid claim or cause of action against the Company based on any violation of any applicable securities law in connection with the issuance or other sale by the Company of Common Shares to such Shareholder.

                  (f) Since January 1, 1997, the Company has not repurchased or otherwise acquired any of its Common Shares or other capital shares or securities.

         5.05 SUBSIDIARIES. The Company does not have any investment in or own any securities of any Entity, except certificates of deposit, commercial paper, or similar money equivalents, 50 shares of The Hercules Tire & Rubber Company and 360 shares of Carmerica, Inc.

         5.06 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on
Schedule 5.06, neither the execution and delivery of this Agreement by the Shareholders, nor the consummation by the Shareholders of the transactions contemplated hereby, nor compliance by the Shareholders with any of the provisions hereof, will:

                  (a) Conflict with or result in any breach of any provision of the Company's Articles of Incorporation or Bylaws.

                  (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Company under, any Material Contract or any agreement or instrument to which Mr. Carroll or either Shareholder Plan is a party or by which Mr. Carroll or either Shareholder Plan is bound, with the exception of the Option Agreement, the Stock Purchase Plan Pledge Agreement, and the Money Purchase Plan Pledge Agreement, adequate provision for and consent with respect to which are set forth in Sections 2.02, 2.03, and 2.04.

                  (c) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to Mr. Carroll, the Company, or any of their respective properties or assets.

                  (d) Require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except filings required under the HSR Act, or any other party to any Material Contract.

         5.07 FINANCIAL STATEMENTS. Except set forth on Schedule 5.07, the Financial Statements have been, and in the case of Financial Statements for periods ending after the date of this Agreement, will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein) and fairly present or will fairly present, as the case may be, the financial position of the Company at the dates thereof and the results of operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein, which adjustments will not, in the aggregate, have a Material Adverse Effect.

         5.08 TAXES. (a) Except as set forth on Schedule 5.08, the Company has prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by it. Except as set forth on
Schedule 5.08 and except for Taxes as to which the assessment of deficiencies and other means of collection have been barred by the applicable statute of limitations, the Company has paid, or has adequately reserved or made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all Taxes due and payable pursuant to such Tax Returns or otherwise owing by the Company, whether or not shown to be owing on such Tax Returns. The Company does not or will not have any liability for Taxes referable to any period prior to the Closing Date, except for Taxes accrued on the Financial Statements and ordinary and normal Taxes which are not yet due and payable. The Company will not incur any liability under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

                  (b) Schedule 5.08 sets forth the following information with respect to the Company: (i) the most recent tax year through which the IRS has completed its examination of the Company; (ii) whether there is an examination pending by the IRS with respect to the Company, and, if so, the tax years involved; (iii) whether the Company has executed or filed with the IRS or any other Governmental Entity any agreement which is still in effect extending the period for assessment and collection of any Tax and, if so, the Tax years covered by such agreement and expiration date of such extension; and (iv) whether there are any existing disputes as to any Taxes.

                  (c) Except as set forth on Schedule 5.08, the Company is not a party to any action or proceeding, nor to the best of Mr. Carroll's knowledge, is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of Taxes, and no deficiency notices or reports have been received by the Company in respect of any deficiencies for Taxes. After the date of this Agreement, Mr. Carroll will promptly notify TBC of (i) the commencement or threat of any such action or proceeding, (ii) the receipt by the Company of any such deficiency notice or report, and (iii) the existence or commencement of any such action or proceeding to which the Company is a party or the receipt by the Company of any such deficiency notice or report.

                  (d) Set forth on Schedule 5.08 is information as of the most recent practicable date concerning: (i) the amount and date of expiration of any net operating loss, net capital loss, unused investment, minimum, or other tax credit, or excess charitable contribution deduction of the Company; (ii) all expenses that have been paid or accrued but not yet deducted for Tax purposes;
(iii) the aggregate amount of net Section 1231 losses incurred since January 1, 1993 under the Code that has been deducted or is expected to be deducted by the Company; (iv) any effective election made by the Company with respect to any Taxes; and (v) a list of jurisdictions in which the Company is required to file Tax Returns. Since January 1, 1993, no claim has been made by a taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by such jurisdiction.

                  (e) The Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code.

                  (f) Except as otherwise set forth on Schedule 5.08, (i) the Company has not taken any position on its federal income Tax returns (and its not considering taking a position on a federal income Tax return required to be filed before or after the Closing Date) that would subject it to an underpayment of federal income Tax within the meaning of Section 6662 of the Code or any corresponding provision of state or local Tax law; (ii) the Company is not a party to any Tax allocation or Tax sharing agreement; (iii) the Company has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method, accounting period, or otherwise; (iv) the Company has not engaged in a transfer of assets that would have resulted in gain pursuant to Section 311 of the Code, but which gain was treated as a deferred intercompany gain pursuant to the Code; and (v) the Company has not deferred any gain from the sale of assets pursuant to
Section 453 of the Code.

         5.09 EMPLOYEE PLANS. (a) Schedule 5.09 sets forth a complete list of all Employee Plans. Mr. Carroll has previously delivered or made available to TBC true and complete copies of all such Employee Plans, in each case as in effect on the date of this Agreement. (b) Each Employee Plan has been maintained, operated, and administered in substantial compliance with its terms. The Company and each Employee Plan currently complies, and has at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws (including, without limitation, provisions relating to fiduciary obligations and disclosure and reporting requirements).

                  (c) The Company does not currently maintain, and has at no time in the past maintained, any pension plan, as defined in Section 3(2) of ERISA, other than the Shareholder Plans. With respect to each Shareholder Plan:
(i) the Plan as amended (and any trust relating thereto) is intended to be a qualified plan under Section 401(a) of the Code and either has been determined by the IRS to be so qualified or is the subject of a pending application for such a determination that was timely filed; and (ii) no nonexempt prohibited transaction (as defined in Section 4975 of the Code) has occurred. The Company is not a party to and has not completely or partially withdrawn from any multi-employer plan, within the meaning of Section 3(37) of ERISA, which is subject to any of the provisions of ERISA.

                  (d) Except as set forth on Schedule 5.09, no Employee Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service, other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any employee pension plan, as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

                  (e) No Employee Plan is involved in or is the subject of any litigation or any claims other than routine benefit claims, and Mr. Carroll is not aware of any such litigation or claims which can reasonably be expected to be filed.

                  (f) All required contributions to each Employee Plan have been made, except for current contributions not yet due and payable, all of which through that date of the most recent balance sheet included in the Financial Statements have been accrued and are reflected in the Financial Statements.

                  (g) With respect to each Employee Plan, (i) to the best of Mr. Carroll's knowledge, no event has occurred and no condition exists that would subject the Company or TBC to any tax under Sections 4971 through 4980B of the Code or to a fine or liability under

Section 502 of ERISA, and (ii) no provision of any such Plan prevents the Company or TBC from terminating such Plan.

                  (h) Mr. Carroll has delivered or made available to TBC true and complete copies of the most recently filed IRS Form 5500 and accountant's opinion of the three most recent plan years for each Shareholder Plan. All information provided by the Company to any actuary in connection with the preparation of such actuarial valuation report was true, correct, and complete in all material respects.

         5.10 MATERIAL CONTRACTS. Set forth on Schedule 5.10 is a complete list of all Material Contracts in force and effect on the date of this Agreement. Mr. Carroll has delivered to TBC true and complete copies of all such Material Contracts and will deliver to TBC true and complete copies of all Material Contracts executed after the date of this Agreement. Except as set forth on
Schedule 5.10, to the best of Mr. Carroll's knowledge, (i) all of the Material Contracts are valid, binding, and in full force and effect; (ii) neither of the Company nor any other party thereto is in default under any Material Contract, which default is reasonably likely to have a Material Adverse Effect; and (iii) there has not occurred any event that with the lapse of time or the giving of notice or both would constitute a default.

         5.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, there has not been any adverse change in the financial condition, results of operations, business, or prospects of the Company, other than such changes as will not have a Material Adverse Effect.

         5.12 LITIGATION; PENDING DECREES. (a) Except as set forth on Schedule 5.12, there is no litigation, action, arbitration, or proceeding pending against the Company, to the best of Mr. Carroll's knowledge, threatened against or affecting the Company.

                  (b) There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company.

         5.13 COMPLIANCE WITH LAWS AND ORDERS; PERMITS AND LICENSES. (a) Except as disclosed on Schedule 5.13, the business of the Company is not being conducted, and, since December 31, 1992, has not been conducted, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including without limitation, zoning ordinances, building codes, Environmental Laws, occupational health and safety laws and regulations, and franchise laws and regulations), except for possible violations which have not had, and, insofar as reasonably can be foreseen will not have, a Material Adverse Effect. To the best of Mr Carroll's knowledge, no investigation or review by any Governmental Entity is pending or threatened with respect to the Company, nor has any Governmental Entity indicated an intention to conduct the same.

                  (b) Except as disclosed on Schedule 5.13, of the Company is in material compliance with the terms of all licenses and permits required for the operation of its business, including without limitation, all licenses and permits required by any Environmental Laws.

         5.14 CONDUCT TO DATE. Except as disclosed on Schedule 5.14 and except for the transactions contemplated by this Agreement, since December 31, 1997:

                  (a) The Company has carried on its business in the ordinary and usual course consistent with its current practices.

                  (b) The Company has not issued or sold any of its Common Shares or other capital stock.

                  (c) The Company has not declared, set aside, or paid any dividend or other distribution in respect of its Common Shares or other capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its Common Shares or other capital stock.

                  (d) The Company has not incurred or prepaid any corporate debt or instruments which are or would be classified as long-term debt on its balance sheet, nor has the Company made any loan or advance to any person.

                  (e) The Company has not sold, assigned, transferred, or otherwise disposed of any of its material properties or assets other than in the ordinary course of its business.

                  (f) The Company has not purchased or otherwise acquired from a third party assets constituting any other line of business or any material properties or assets outside the ordinary course of its business.

                  (g) The Company has not entered into any supply contract or other such agreement or understanding relating to the purchase of products by it which would constitute a Material Contract and which is not listed on Schedule 5.10.

                  (h) The Company has not increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except as required under existing Employee Plans; secured, collateralized, or funded any Employee Plan not previously secured, collateralized, or funded; entered into, terminated, or substantially modified any employment agreement or other Employee Plan; or agreed to do any of the foregoing.

                  (i) The Company has not entered into, or amended, modified or terminated, any Material Contract outside the ordinary course of business.

         5.15 LABOR MATTERS. There are no controversies pending between the Company and any of its employees, other than routine individual grievances which will not have a Material Adverse Effect. No employee of the Company is represented by any labor union and, to the best of Mr. Carroll's knowledge, no labor union is attempting any such representation.

         5.16 UNDISCLOSED LIABILITIES; NET WORTH. (a) Except as and to the extent disclosed, reflected or reserved against in the Financial Statements, the Company does not have or will not have, as of the respective dates thereof, any material liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise) of the type which, if known, would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles or disclosed in the notes thereto, and there was or will be no material loss contingency, as defined in paragraph 1 of Statement of Financial Accounting Standards No. 5, of the Company which was not so reflected or disclosed. Since December 31, 1997, the Company has not incurred any such material liability or obligation (other than liabilities and obligations voluntarily assumed in the ordinary course of business), and no such material loss contingency has arisen.

                  (b) The warranty reserve set forth on the most recent balance sheet included in the Financial Statements is adequate to satisfy in full all present and future warranty claims with respect to products or services sold by the Company as of the date of such balance sheet.

                  (c) On the Closing Date, the net worth of the Company, determined in accordance with generally accepted accounting principles, will be not less than $18,400,000. (before giving effect to the payment in full of the Stock Bonus Plan Note and the Money Purchase Plan Note).

         5.17 TITLE TO PROPERTIES; ABSENCE OF LIENS, ETC. (a) The Company does not own any real property.

                  (b) Schedule 5.17 contains a true and complete list of (i) all leases of equipment or other personal property to which the Company is a party (the "Equipment Leases"), and (ii) all leases of real property to which the Company is a party (the "Real Property Leases").

                  (c) Except for the equipment subject to the Equipment Leases, the real property subject to the Real Property Leases, and various personal items of nominal value belonging to the Company's employees, the Company owns all properties and assets used in the conduct of its business since January 1, 1997, other than any properties or assets disposed of since such date in the ordinary course of business.

                  (d) Except as disclosed on Schedule 5.17, the Company has good and marketable title to all of its properties and assets, including without limitation, those assets and properties reflected in the Financial Statements, free and clear of all Liens, except (i) the Lien of current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) properties and assets disposed of since the dates of such Financial Statements in the ordinary course of business; (iii) such secured indebtedness as is disclosed in the Financial Statements; (iv) Liens and imperfections of title which do not individually or in the aggregate materially detract from the value, or impair the use, of the properties as currently used;
(v) inchoate mechanics' and materialmens' Liens for construction in progress; and (vi) Liens of workmen, repairmen, warehousemen and carriers arising in the ordinary course of business which are not, either individually or in the aggregate, material in amount.

                  (e) Except as set forth on Schedule 5.17, (i) all of the buildings and material tangible personal property owned or leased by the Company are in normal working condition (normal wear and tear excepted), considering their age and the use which they have had, and adequate and suitable for the purposes for which they are presently being used; and (ii) the assets of the Company are sufficient to operate its business as presently conducted.

         5.18 RECEIVABLES. Except as set forth on Schedule 5.18, all of the accounts, notes and other receivables which are reflected in the most recent balance sheet included in the Financial Statements were acquired in the ordinary and regular course of business and, except to the extent reserved against on such balance sheet, have been collected in full, or are expected to be collected in full, in the ordinary and regular course of business.

         5.19 INVENTORIES. The inventories set forth on the Company's September 30, 1998 balance sheet which constitute part of the Financial Statements are, and the inventories thereafter acquired by the Company will be, properly valued in accordance with generally accepted accounting principles and consist of items of a quality and quantity currently usable and saleable in the ordinary course of business. The Company has no reason to believe that its inventories will not be used in the business or sold within a reasonable period of time following the Closing at not less than the amount reflected on such balance sheet or, in the case of inventories acquired or manufactured after September 30, 1998, at not less than the amount reflected on the Company's books.

         5.20 PROPRIETARY RIGHTS. With the exception of the tradename "Carroll's", the Company does not own or hold any patents, trademarks, tradenames, or copyright registrations (collectively, "Proprietary Rights"). To the best of Mr. Carroll's knowledge, with the exception of the tradename "Carroll's" and the right to advertise, display, and sell products purchased by the Company from its suppliers using the trademarks of those suppliers, no Proprietary Rights are used in or necessary for the conduct of the Company's business as now being conducted.

         5.21 INSURANCE. Set forth on Schedule 5.21 is a description (including applicable deductible amounts and limitations) of all insurance maintained by the Company.

         5.22 ENVIRONMENTAL MATTERS. (a) Except as set forth in Schedule 5.22,
(i) neither the Company nor any real property previously owned or previously or currently leased by the Company, has been or is in violation of or liable under any Environmental Law; and (ii) no

Hazardous Substances are present in soils or groundwater on or underlying, or are emanating from, any real property currently leased by the Company, except for such concentrations of Hazardous Substances which do not present an imminent and substantial risk to human health or the environment or the removal or remediation of which is not required under any Environmental Law.

                  (b) Except as set forth in Schedule 5.22, (i) there are no actions, suits, demands, notices, claims, or proceedings under any Environmental Law pending or, to the best of Mr. Carroll's knowledge, threatened against the Company or relating to any real property previously owned or previously or currently leased by the Company, including without limitation, any notices, demand letters, or requests for information from any Governmental Entity making inquiries relating to any Environmental Law or any notice that the Company is or may be a potentially responsible party under any Environmental Law, and (ii) to the best of Mr. Carroll's knowledge, there are no investigations pending or threatened against the Company or relating to any real property previously owned or previously or currently leased by the Company. Except as set forth on
Schedule 5.22, to the best of Mr. Carroll's knowledge, there are no past or present conditions, circumstances, activities, practices, omissions, plans or contractual undertakings that will interfere with or prevent continued compliance by the Company with Environmental Laws and the requirements of any permits or licenses issued under any Environmental Law or that will give rise to any liability or other obligation under any Environmental Law.

                  (d) Except as set forth on Schedule 5.22, (i) no Lien exists, and no condition exists which could result in the filing of a Lien, against any property of the Company under any Environmental Law, and (ii) the Company has not been requested or required by any Governmental Entity to perform any investigatory or remedial activity under or in connection with any Environmental Law.

         5.23 CERTAIN TRANSACTIONS. Except pursuant to the Employee Plans, the Real Property Leases, or as set forth on Schedule 5.23, none of the officers, directors, or employees of the Company is currently a party to any transaction with the Company, including without limitation, any contract, agreement, or other arrangement (a) providing for the furnishing of services (other than as an officer, director, or employee) to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, or employee, any member of the family of any such officer, director or employee, or any Entity in which any such officer, director, or employee has a substantial interest or which is an affiliate of such officer, director, or employee.

         5.24 DISCLOSURE. The representations and warranties of Mr. Carroll contained in this Agreement and the information set forth on the Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

         ARTICLE 6.   REPRESENTATIONS AND WARRANTIES OF TBC.

                  TBC represents and warrants to the Shareholders as follows, both as of the date of this Agreement and as of the time of the Closing:

         6.01 AUTHORITY; AUTHORIZATION; ENFORCEABILITY. (a) TBC has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of TBC. No corporate proceedings on the part of TBC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

                  (c) This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, TBC, enforceable against TBC in accordance with its terms.

         6.02 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by TBC, nor the consummation by TBC of the transactions contemplated hereby, nor compliance by TBC with any of the provisions hereof, will:

                  (a) Conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of TBC.

                  (b) Violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any agreement, instrument, or obligation to which TBC is a party or to which TBC or any of its properties or assets may be subject and which is material in respect of TBC's financial condition or TBC's ability to perform its obligations under this Agreement.

                  (c) Violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to TBC or any of its properties or assets.

                  (d) Require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except filings required under the HSR Act.

         6.03 DISCLOSURE. The representations and warranties of TBC contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading.

         ARTICLE 7.   PRE-CLOSING OBLIGATIONS.

         7.01 CONDUCT OF THE BUSINESS. Mr. Carroll covenants and agrees that, prior to the Closing, unless TBC shall otherwise agree in writing, or except as disclosed in the Schedules as of the date hereof, or as otherwise expressly contemplated by this Agreement, Mr. Carroll will cause the Company to act or refrain from acting as follows:

                  (a) The Company shall not take any action except in the ordinary course of business and consistent with past practices, and the Company shall use its best efforts to maintain and preserve its business organization, franchisee network, assets, prospects, employees, and advantageous business relationships.

                  (b) The Company shall not, directly or indirectly, do any of the following: (i) take any action or incur any expenses in contemplation of a reorganization or restructuring of the Company; (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or make any distribution, payable in cash, stock, property or otherwise, with respect to its capital stock; (iv) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company; or (v) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (c) The Company shall not, directly or indirectly: (i) issue, sell, pledge, encumber or dispose of, or authorize, propose, or agree to the issuance, sale, pledge, encumbrance or disposition of, any shares of its capital stock or any other equity securities or any Rights of Purchase with respect thereto; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer, or purchase of any material amount of property or assets, in any other individual or entity; (iii) other than as set forth in the Schedules or other than indebtedness incurred from borrowings made pursuant to existing lending arrangements set forth in the Schedules, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse (other than to a Company account) or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, including without limitation, advances to dealers or franchisees and guarantees of leases, regardless of whether made in the ordinary course of business or consistent with past practice; (iv) enter into any new Material Contract or release or relinquish any Material Contract right; (v) materially increase the Company's inventory levels beyond the average levels maintained by the Company since January 1, 1997 or allow to remain in inventory any damaged, unusable or obsolete goods which otherwise should have been disposed of; (vi) take any action involving possible expenditures, contingent liabilities or the acquisition or disposition of assets in each case in excess of $25,000, other than the purchase or sale of inventory in the ordinary course of business; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment, or arrangement to do any of the foregoing.

                  (d) The Company shall use its best efforts to keep in place its current insurance policies, and if any such policy is cancelled, the Company shall use its best efforts to replace such policy or policies.

                  (e) The Company shall deliver to TBC, within fifteen days after the end of each calendar month ending after the date of this Agreement and prior to the Closing, the Company's unaudited interim financial statements at and for such month.

                  (f) Except in accordance with the provisions of this Article 7, the Company shall not enter into any agreement or otherwise agree to do anything, which, would make any representation or warranty of any of the Shareholders in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Closing.

         7.02 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, but not limited to, using reasonable efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to Material Contracts; (b) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, state or foreign law or regulations; (c) to effect all necessary filings, including, but not limited to, filings under the HSR Act and under the rules or regulations of any other Governmental Entity; (d) to fulfill all conditions to this Agreement; and (d) to keep the other parties reasonably apprised of the status of all such efforts.

         7.03 NOTICE. The Shareholders shall give prompt notice to TBC, and TBC shall give prompt notice to the Shareholders, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (b) any material failure of the Shareholders or TBC or any of their respective affiliates, as the case may be, or of any of their respective officers, directors, employees, or agents, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, (c) any material claims, actions, proceedings, or investigations commenced or, to the best of its or their knowledge, threatened, involving or affecting the Company or any of its properties or assets, or, to the best of its or their knowledge, against any employee, consultant, director, officer, or shareholder of the Company, in his, her or its capacity as such and (d) any material adverse change in the condition (financial or otherwise), business or prospects of the Company, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         7.04 ACCESS; CONFIDENTIALITY. From the date hereof to the Closing, Mr. Carroll shall cause the Company and the officers, directors, employees, and agents of the Company to, afford the officers, employees, advisors, and agents of TBC and the banks or other financial institutions arranging or providing any financing to TBC in connection with the transactions contemplated by this Agreement (collectively, the "Representatives") complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish TBC and the Representatives with such operating and other data and information as they may reasonably request. Subject to the requirements of law, TBC shall, and shall use reasonable efforts to cause the Representatives to, hold in confidence and not use all such nonpublic information until such time as such information is otherwise publicly available other than through a breach of this Section 7.04. If this Agreement is terminated, TBC will, and will use reasonable efforts to cause the Representatives to, deliver to the Company all documents, work papers and other material (including copies, extracts and summaries thereof) obtained by or on behalf of any of them directly or indirectly from the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. No investigation pursuant to this Section 7.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

         ARTICLE 8.   CONDITIONS.

         8.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY . The respective obligations of each party under this Agreement, including the obligation to consummate the transactions contemplated by this Agreement, shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

                  (a) HART-SCOTT-RODINO ACT. Any waiting period (and any extension thereof) under the HSR Act which is applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

                  (b) NO INJUNCTION OR PROCEEDINGS. No preliminary or permanent injunction or other order, decree, or filing issued by a Governmental Entity, nor any statute, rule, regulation, or executive order promulgated or enacted by any Governmental Entity, shall be in effect which materially adversely affects the transactions contemplated by this Agreement, and no suit, action, or proceeding shall be pending by or with any Governmental Entity which seeks to have declared illegal or would make illegal or otherwise prevent the consummation of such transactions or seeks damages with respect thereto.

                  (c) CONSENTS. The Company and TBC shall have obtained such licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Entity and parties to Material Contracts as are necessary for consummation of the transactions contemplated by this Agreement, excluding licenses, permits, consents, approvals, authorizations, qualifications or orders which the failure to obtain will not, in the aggregate, have a Material Adverse Effect.

         8.02 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TBC . TBC's obligations under this Agreement, including its obligation to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived by TBC:

                  (a) PERFORMANCE OF OBLIGATIONS OF THE SHAREHOLDERS. The Shareholders shall have performed in all material respects all obligations and agreements required to be performed by them under this Agreement prior to the Closing.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement.

                  (c) FINANCING. TBC shall have obtained financing or other sources of funds necessary to pay the Aggregate Purchase Price and to replace certain of the existing indebtedness of the Company, all upon terms acceptable to TBC in its sole discretion.

                  (d) EMPLOYMENT AGREEMENT. An employment agreement between the Company and William J. Baker II, upon terms and conditions mutually acceptable to TBC, shall be in full force and effect.

                  (e) LEGAL OPINION(S). TBC shall have received an opinion of Rock & Leitz, counsel to the Shareholders and the Company, dated the Closing Date and addressed to TBC, substantially in the form of Exhibit A to this Agreement.

                  (f) RESIGNATIONS AND RELEASES. TBC shall have received letters of resignation, effective as of the Closing, executed and tendered by
         (i) each of the then incumbent directors of the Company, and (ii) any non-employee officers of the Company. Each such resignation shall contain an acknowledgment that the director or officer has been paid all amounts owing to him by the Company in connection with his services as a director or officer and shall release the Company from any further liability of any nature whatsoever to the director or officer.

                  (g) SHAREHOLDERS' CERTIFICATES. Each Shareholder shall have furnished to TBC a Certificate that the conditions set forth in Subsections 8.02(a) and 8.02(b) have been satisfied as of the Closing Date.

                  (h) ACCOUNTANT'S REVIEW REPORT. At the Closing, TBC shall have received a signed copy of Blackwell Poole, LLP's review report with respect to the interim financial statements of the Company at and for the nine months ended September 30, 1998.

                  (i) NEW REAL ESTATE LEASES. The Company shall have entered into new leases ("New Real Estate Leases") replacing the Real Property Leases (other than the Real Property Leases covering the Florence, South Carolina and Dothan, Alabama warehouse facilities) upon terms mutually acceptable to TBC and the lessor thereof.

                  (j) NO MATERIAL ADVERSE CHANGE. Except as disclosed in the Schedules, since December 31, 1997, there shall have been no change in the financial condition, results of operations, business, properties, or prospects of the Company that, in the aggregate, have had or can reasonably be expected to have, a Material Adverse Effect.

                  (k) OTHER DOCUMENTS. TBC shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of TBC as TBC or its counsel shall have reasonably requested.

                  (l) APPROVAL OF DOCUMENTS. All certificates, agreements, instruments, and other documents required by this Agreement to be delivered by the Shareholders to TBC at the Closing shall have been approved by counsel for TBC, which approval shall not be unreasonably withheld.

         8.03 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders under this Agreement, including the obligation of each to consummate the transactions contemplated by this Agreement, shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived by them:

                  (a) PERFORMANCE OF OBLIGATIONS OF THE SHAREHOLDERS. TBC shall have performed in all material respects all obligations and agreements required to be performed by it under this Agreement prior to the Closing.

                  (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TBC set forth in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement.

                  (c) TBC'S CERTIFICATE. TBC shall have furnished to the Shareholders a Certificate of its Chief Executive Officer that the conditions set forth in Subsections 8.03(a) and 8.03(b) have been satisfied as of the Closing Date.

                  (d) RELEASE OF GUARANTIES. At the Closing, Mr. Carroll shall have received from TBC a Release of all Guaranties relating to the Company which were previously given to TBC by Mr. Carroll.

                  (e) OTHER DOCUMENTS. The Shareholders shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of the Shareholders as the Shareholders or their counsel shall have reasonably requested.

                  (f) APPROVAL OF DOCUMENTS. All certificates, agreements, instruments, and other documents required by this Agreement to be delivered by TBC to the Shareholders at the Closing shall have been approved by counsel for the Shareholders, which approval shall not be unreasonably withheld.

         ARTICLE 9.   CLOSING.

         9.01 TIME AND PLACE . The Closing shall take place at the offices of Rock & Leitz, 2985 Piedmont Road, N.E., Atlanta, Georgia, at 10:00 a.m., local time, on November 19, 1998 or at such other place or at such other time as TBC and the Shareholders may mutually agree (the date of the Closing being referred to herein as the "Closing Date").

         9.02 DELIVERIES AT THE CLOSING . At the Closing, TBC and the Shareholders shall take any and all actions and do all other lawful things called for by this Agreement or necessary to consummate the transactions contemplated by this Agreement.

         ARTICLE 10.   TERMINATION, AMENDMENT, AND WAIVER.

         10.01 TERMINATION . Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) By mutual written consent of the Shareholders and TBC.

                  (b) By the Shareholders or TBC if (i) the Closing shall not have occurred on or before November 30, 1998, or (ii) any of the conditions set forth in Section 8.01 hereof shall not be met at the Closing; provided, however, that the right to terminate this Agreement under this Subsection 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  (c) By TBC if any of the conditions set forth in Section 8.02 shall not be met at or prior to the Closing.

                  (d) By the Shareholders if any of the conditions set forth in
         Section 8.03 shall not be met at or prior to closing.

         10.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Shareholders or TBC or their affiliates except that a party shall be liable for willful defaults of its obligations hereunder. By way of example and not in limitation of the foregoing, TBC shall not be liable to the Shareholders if this Agreement is terminated because TBC was were unable to obtain financing or other sources of funds necessary to pay the Aggregate Purchase Price and to replace certain of the existing indebtedness of the Company on terms acceptable to TBC in its sole discretion.

         10.03 AMENDMENT. This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

         10.04 WAIVER. At any time prior to the Closing, any party hereto may
(i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its or his own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  ARTICLE 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                              INDEMNIFICATION.

         11.01 SURVIVAL. The respective representations and warranties of each party shall survive the Closing, any investigation made by the parties hereto, and payment of all or any portion of the Aggregate Purchase Price. Notwithstanding the foregoing, the Business Representations and Warranties set forth in Subsection 5.02(b) and Sections 5.06, 5.07, 5.09 through 5.21, 5.23, and 5.24 shall survive only for a period of two years after the Closing Date and the Business Representations and Warranties set forth in Section 5.08 shall survive only until expiration of the respective statute of limitations applicable to each Tax matter described therein.

         11.02 INDEMNIFICATION BY EACH SHAREHOLDER. (a) If the Closing occurs, each Shareholder shall indemnify and hold TBC harmless from and against all claims, liabilities, losses, and damages arising out of, in connection with, or as a result of (i) any misrepresentation or inaccuracy or nonfulfillment of any representation, warranty, covenant, or agreement of the part of that Shareholder contained in this Agreement or in Exhibit, Schedule, agreement, certificate, or document furnished to TBC by that Shareholder pursuant hereto or in connection with the transactions contemplated hereby; (ii) any employment or alleged employment by that Shareholder of any finder, broker, agent, or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby; and (iii) all actions, suits, judgments, costs, and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

         (b) If the Closing occurs, in addition to his obligations under Subsection 11.02(a), Mr. Carroll shall indemnify and hold TBC harmless from and against all claims, liabilities, and damages arising out of any matter described on Schedule 5.12 or Schedule 5.22 and all actions, suits, judgments, costs, and expenses (including reasonable attorneys' fees) incident thereto.

         (c) If the Closing occurs, in addition to his obligations under Subsections 11.02(a) and (b), Mr. Carroll shall indemnify and hold TBC harmless from and against all amounts ("Repair Payments") paid by the Company during the Primary Term (as defined therein) of each New Real Estate Lease, other than the lease covering the Welcome All Road warehouse facilities in Fulton County, Georgia, to discharge the Company's obligations under the second paragraph of
Section 10.1 of each such Lease.

         11.03 INDEMNIFICATION BY TBC. If the Closing occurs, TBC shall indemnify and hold the Shareholders harmless from and against all claims, liabilities, losses, and damages arising out of, in connection with, or as a result of (i) any misrepresentation or inaccuracy or nonfulfillment of any representation, warranty, covenant, or agreement on the part of TBC contained in this Agreement or in any Exhibit, agreement, certificate, or document furnished to the Shareholders by TBC pursuant hereto or in connection with the transactions contemplated hereby; (ii) TBC's employment or alleged employment of any finder, broker, agent, or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby; and (iii) all actions, suits, judgments, costs, and expenses (including reasonable attorneys' fees) incident to any of the foregoing.

         11.04 LIMIT ON INDEMNIFICATION RIGHTS. (a) Notwithstanding the foregoing, Mr. Carroll shall not have any liability under Subsection 11.02(a) or Subsection 11.02(c) for any Loss (as hereinafter defined) incurred by TBC or the Company, to the extent that the amount of such Loss, when added to all other Losses which have been incurred by TBC or the Company, is less than $150,000.

         (b) In no event shall the amount of Mr. Carroll's liability under
Section 11.02 exceed the Carroll Purchase Price.

         (c) TBC's indemnification with respect to any matter described in
Section 11.02 shall be reduced by the amount of any insurance or Tax benefits which TBC or the Company realizes as a result thereof.

         (d) As used herein, "Loss" means (i) any claims, liabilities, losses, damages, actions, suits, judgments, costs, or expenses arising out of, in connection with, or as a result of any inaccuracy or breach of any Business Representation and Warranty; and (ii) any Repair Payments.

         11.05 ESCROW. (a) At the Closing, Mr. Carroll, TBC, and the Escrow Agent shall execute an Escrow Agreement in the form attached hereto at Exhibit B (the "Escrow Agreement"), and TBC shall deposit with the Escrow Agent, to be held and distributed in accordance with the terms of the Escrow Agreement, that portion of the Carroll Purchase Price described in Subsection 3.04(b) hereof.

                  (b) Until such time as the Escrow Agreement expires or there are no longer any funds being held by the Escrow Agent thereunder, amounts owing to TBC by Mr. Carroll pursuant to Section 11.02 shall be paid from the escrowed funds in accordance with the provisions of the Escrow Agreement. Thereafter, subject to the provisions of Section 11.01, TBC shall direct to Mr. Carroll any remaining claims TBC may have under Section 11.02.

         11.06 SOLE REMEDY. If the Closing occurs, the rights and remedies afforded to each party in this Article 11 shall be the sole and exclusive remedy of such party for all matters described in Sections 11.02 and 11.03, other than matters relating to breach of the covenants described in Article 12 or any breach involving fraud.

         ARTICLE 12.   NONCOMPETITION AND CONFIDENTIALITY COVENANTS.

         12.01 NONCOMPETITION. Mr. Carroll covenants and agrees with TBC that, if the Closing occurs, for a period of five years after the Closing Date, Mr. Carroll will not, without TBC's prior written consent, either directly or indirectly (i) engage in a Competitive Business, as hereinafter defined; (ii) have any interest in (whether as a proprietor, partner, stockholder, associate, or any type of principal or owner whatsoever) any Entity which is engaged in a Competitive Business; or (iii) provide financial or other assistance or act as an agent of or adviser to any Entity which is or is about to become engaged in a Competitive Business.

         12.02 COMPETITIVE BUSINESS. As used in this Article 12, "Competitive Business" means a wholesale or retail tire business operating in the States of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, West Virginia, or Virginia.

         12.03 CONFIDENTIALITY. Mr. Carroll covenants and agrees with TBC that, if the Closing occurs, Mr. Carroll will not, without TBC's prior written consent, either directly or indirectly, use or disclose to any third party any customer information, trade secrets, or other confidential or proprietary information relating to the Company or its business.

         12.04 INJUNCTIVE RELIEF. Mr. Carroll acknowledges that his satisfaction of the covenants set forth in this Article 12 is necessary to protect the business, goodwill, and other proprietary interests of TBC and that a breach of such covenants may result in irreparable and continuing damage to TBC for which there will be no adequate remedy at law. Mr. Carroll agrees that, in the event of any breach of the aforesaid covenants, TBC shall be entitled to injunctive relief, without the necessity of proof of actual damage, reimbursement of all attorneys' fees and expenses of litigation, and such other and further relief as may be proper.

         12.05 REFORMATION. If the scope of any restriction contained in this
Article 12 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Mr. Carroll hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         ARTICLE 13.   MISCELLANEOUS.

         13.01 PUBLIC STATEMENTS. The parties agree to consult with each other and their respective counsel prior to issuing any press release or public announcement with respect to this Agreement, or the transactions contemplated hereby. Each shall use all reasonable efforts to give to the other parties sufficient opportunity to review any such press release or other public announcement in advance of release.

         13.02 NOTICES. All notices and other communications hereunder shall be in writing, shall be delivered personally or sent by U.S. mail, telecopy, or overnight delivery service, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when received by the party for whom intended:

                  (a)  If to TBC:

                           TBC Corporation
                           4770 Hickory Hill Drive
                           P.O. Box 18342
                           Memphis, Tennessee 38181-0342
                           Attn:  Louis S. DiPasqua
                           Fax #:  (901) 541-3639

                           with a copy to:

                           Thompson Hine & Flory LLP
                           2000 Courthouse Plaza N.E.
                           P.O. Box 8801
                           Dayton, Ohio  45401-8801
                           Attn: Sharen Swartz Neuhardt, Esq.
                           Fax #:  (937) 443-6635

                  (b)      If to the Shareholders:

                           c/o Mr. Robert E. Carroll, Jr.
                           8515 Senoia Road
                           Fairburn, GA 30213

                           with a copy to:

                           Rock & Leitz, P.C.
                           2985 Piedmont Road N.E.
                           Atlanta, Georgia 30305
                           Attn: David Rock, Esq.
                           Fax #:  (404) 264-0432

The sending party shall have the burden of proving receipt.

         13.03 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.04 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         13.05 TRANSACTION EXPENSES. Each party to this Agreement shall bear all costs and expenses, including legal and accounting fees, incurred by such party in connection with the transactions contemplated by this Agreement. In connection therewith, if the Closing occurs, TBC shall have the right to indemnification by Mr. Carroll under Article 11 to the extent that the aggregate transaction costs and expenses paid by or invoiced to the Company (exclusive of amounts incurred to effect the termination of the Shareholder Plans) exceed $120,000.

         13.06 INDEMNIFICATION PROCEDURES. Any party claiming indemnification under any provision of this Agreement shall promptly notify the party from whom indemnification is sought of the facts and circumstances giving rise to such claim and give the party from whom indemnification is sought the opportunity to participate in the defense or settlement of the same.

         13.07 ATTORNEYS' FEES. If any legal action or any other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with such action or proceeding, in addition to any other remedies available.

         13.08 TERMINATION OF STOCK BONUS PLAN AND MONEY PURCHASE PLAN; 1998 BONUSES. (a) TBC acknowledges and agrees that the Stock Bonus Plan and Money Purchase Plan will be terminated as of the Closing Date. TBC covenants and agrees to cause the Trustee to promptly file Applications for Determination for Terminating Plan with the IRS. TBC shall additionally take any and all action required to pay Plan assets to participants and their beneficiaries as soon as possible after receipt of favorable determination letters from the IRS. TBC shall maintain William J. Baker II as Trustee of the Shareholder Plans and shall not remove him except for cause.

         (b) TBC covenants and agrees to cause the Company to pay bonuses for the year ending December 31, 1998 in accordance with the description thereof set forth in item 3 of Schedule 5.09.

         13.09 WHOLE AGREEMENT. This Agreement and the Exhibits, Schedules, other instruments, and documents referred to herein contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof, including without limitation, the letter of intent, dated June 4, 1998, between certain of the parties hereto.

         13.10 SEVERABILITY. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon any determination that any provision is invalid, illegal, or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         13.11 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, or other successors and assigns, and shall be enforceable by and against such parties, persons, or entities. No assignment of this Agreement shall relieve the assigning party of responsibility for the performance of all of its or his obligations hereunder. Nothing herein is intended to nor shall it create any rights in any person other than the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first set forth above.

                                  TBC CORPORATION


                                  By: /s/ LOUIS S. DIPASQUA
                                      ----------------------
                                      Louis S. DiPasqua,
                                      Vice Chairman and Chief Executive Officer


                                  /s/ ROBERT E. CARROLL, JR.
                                  -------------------------
                                  ROBERT E. CARROLL, JR.


                                  2ND AMENDED AND RESTATED STOCK
                                  BONUS PLAN AND TRUST OF
                                  CARROLL'S, INC.


                                  By: /s/ WILLIAM J. BAKER II
                                      -----------------------
                                      William J. Baker II,
                                      Trustee, and Not Individually


                                  MONEY PURCHASE PLAN AND TRUST
                                  OF CARROLL'S, INC.


                                  By: /s/ WILLIAM J. BAKER II
                                      -----------------------
                                      William J. Baker II,
                                      Trustee, and Not Individually

                                                                       EXHIBIT A
                                                                       ---------


                               OPINION OF COUNSEL
                               ------------------

         1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. The Company is qualified to do business and in good standing as a foreign corporation in the States of Alabama, Florida, and South Carolina. To the knowledge of such counsel, the Company is not qualified to do business as a foreign corporation in any other state and neither the Company's ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary.

         2. The authorized capital stock of the Company is as set forth in
Section 5.04 of the Agreement. To such counsel's knowledge, (i) the ownership of the issued and outstanding Common Shares is as set forth in Section 5.04; (ii) none of the outstanding Common Shares was issued in violation of any preemptive rights of any shareholder; (iii) no Shareholder currently has any preemptive right with respect to any Common Shares; (iv) all outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable; (v) except as set forth in Sections 5.04(b) and (c) of the Agreement, there are no outstanding Rights of Purchase with respect to any Common Shares or other capital stock of the Company; and (vi) except as set forth in Sections 3.02(a), 4.02(a), and 5.04(b) of the Agreement, the Common Shares owned by each Shareholder are owned by such Shareholder free and clear of all Liens.

         3. To the knowledge of such counsel, each Shareholder has full right and lawful authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. No corporate proceedings on the part of the Company or its shareholders or directors are necessary to authorize the Agreement or to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary action on the part of the Stock Bonus Plan, the Money Purchase Plan, and their respective participants.

         4. The Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, except as such enforceability may be limited by (i) insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         5. Except as set forth in Section 5.06 and Schedule 5.06, neither the execution and delivery of the Agreement by the Shareholders nor the consummation by the Shareholders of the transactions contemplated thereby will:

                  (a) conflict with or result in any breach of any provision of the Company's Articles of Incorporation or Bylaws.

                  (b) to such counsel's knowledge, violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Company under, any Material Contract or any agreement or instrument to which any Shareholder is a party or by which any Shareholder is bound.

                  (c) to such counsel's knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to any Shareholder, the Company, or any of their respective properties or assets.

                  (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except filings required under the HSR Act, or any other party to any Material Contract of which such counsel is aware.

         6. To such counsel's knowledge, except at set forth on Schedule 5.12, there are no actions, suits or proceedings pending or threatened against the Company, nor is there outstanding against the Company any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator.

                                                                       EXHIBIT B
                                                                       ---------


                                ESCROW AGREEMENT
                                ----------------


         THIS ESCROW AGREEMENT (this "Agreement") is being executed this 19th day of November, 1998, by and among SUNTRUST BANK, ATLANTA, a Georgia banking corporation ("Escrow Agent"), TBC CORPORATION ("TBC"), and ROBERT E.
CARROLL, JR. ("Mr. Carroll"), under the following circumstances:

                  A. TBC, Mr. Carroll, the 2nd Amended and Restated Stock Bonus Plan and Trust of Carroll's, Inc. (the "Stock Bonus Plan"), and the Money Purchase Plan and Trust of Carroll's, Inc. (the "Money Purchase Plan") are parties to a Share Purchase Agreement, dated November 19, 1998 (the "Purchase Agreement"), pursuant to the terms of which TBC is purchasing from Mr. Carroll, the Stock Bonus Plan, and the Money Purchase Plan all of the issued and outstanding capital stock of Carroll's, Inc. a Georgia corporation (the "Company").

                  B. Contemporaneously with the execution of this Agreement, TBC, Mr. Carroll, the Stock Bonus Plan, and the Money Purchase Plan are closing the transactions contemplated by the Purchase Agreement.

                  C. TBC and Mr. Carroll have agreed to escrow a portion of the purchase price payable by TBC to Mr. Carroll under the Purchase Agreement for the purposes and upon the terms set forth hereinafter.

                  D. TBC and Mr. Carroll desire to appoint the Escrow Agent as the agent for such escrow arrangement, and Escrow Agent is agreeable to acting as such.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         1. CERTAIN DEFINITIONS. (a) In addition to the capitalized terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meanings whenever used in this Agreement:

         "Claim" means a claim for indemnification pursuant to Section 11.02 of the Purchase Agreement.

         "Third Party Claim" means a Claim which involves a claim or demand being asserted or sought to be collected by a third party.

         (b) All capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

         2. APPOINTMENT OF ESCROW AGENT. TBC and Mr. Carroll hereby appoint the Escrow Agent, and Escrow Agent hereby accepts appointment, as agent to hold the Escrowed Amounts (as defined in Section 4(b) hereof) and to distribute the same in accordance with the terms of this Agreement.

         3. DEPOSIT OF FUNDS. TBC hereby deposits with the Escrow Agent, and Escrow Agent acknowledges receipt of, $2,800,000 (the "Principal Funds").

         4. ESCROW ACCOUNT; OBLIGATIONS OF THE ESCROW AGENT. (a) Escrow Agent shall maintain an account (the "Escrow Account"), into which it shall deposit the Principal Funds.

         (b) Escrow Agent shall invest any and all amounts from time to time held in the Escrow Account in certificates of deposit or short term obligations of the U.S. government. The interest earned as a result of any such investment ("Interest") shall be credited to and deposited into the Escrow Account. (The sum of the Principal Funds plus the Interest from time to time held in the Escrow Account is referred to hereinafter as the "Escrowed Amounts.")

         (c) Escrow Agent shall maintain and preserve the Escrowed Amounts and shall disburse the same from the Escrow Account only as provided hereinafter or by court order.

         5. CLAIM NOTICES; RESOLUTION NOTICES. (a) Promptly upon become aware of facts and circumstances indicating that a Claim exists, TBC shall provide a written notice to Mr. Carroll which sets forth all relevant information with respect to the Claim and includes copies of all relevant documents (a "Claim Notice").

         (b) If any Third Party Claim is finally resolved, whether by settlement, by final and non-appealable judicial determination, or otherwise (collectively, a "Resolution"), TBC shall provide a written notice to Mr. Carroll setting forth all relevant information with respect to the Resolution of the Third Party Claim, including copies of all relevant documents (a "Resolution Notice"). The Resolution Notice shall be provided promptly after the date on which the Resolution of the Third Party Claim occurs (the "Resolution Date").

         (c) TBC's failure to provide a Claim Notice or Resolution Notice within any specified period of time shall not affect TBC's rights hereunder if TBC cures such failure by providing the required Claim Notice or Resolution Notice on or before the Termination Date (as defined in Section 7(a) hereof).

         6. TBC'S RIGHT TO ISSUE DISBURSAL INSTRUCTIONS. (a) If Mr. Carroll makes payment of the amount of any Claim within thirty days after receipt of the Claim Notice relating thereto (in the case of any Claim which is not a Third Party Claim) or within thirty days after receipt of the Resolution Notice relating thereto (in the case of any Third Party Claim), or if TBC and Mr.

Carroll enter into any written settlement of any Claim described in any Claim Notice or Resolution Notice within such thirty day period, TBC shall not be entitled to issue disbursal instructions to the Escrow Agent with respect to such Claim.

         (b) Unless otherwise provided in Section 6(a), TBC shall have the right to instruct the Escrow Agent, in writing, to disburse Principal Funds from the Escrow Account to TBC under the following circumstances:

                  (i) At any time which is at least thirty days after the date TBC gives Mr. Carroll a Claim Notice relating to any Claim which is not a Third Party Claim, TBC shall have the right to instruct Escrow Agent, in writing, to disburse to TBC from the Principal Funds an amount equal to the amount of the Claim described in such Claim Notice.

                  (ii) At any time which is at least thirty days after the date TBC gives Mr. Carroll a Resolution Notice with respect to any Third Party Claim, TBC shall have the right to instruct Escrow Agent, in writing, to disburse to TBC from the Principal Funds an amount equal to the amount of the Claim, as so resolved.

         (c) At the time TBC gives any disbursal instructions to the Escrow Agent, TBC shall provide to the Escrow Agent written evidence that a Claim Notice or Resolution Notice (as the case may be) with respect to the Claim has been given to Mr. Carroll.

         7. TERMINATION OF RIGHT TO ISSUE DISBURSAL INSTRUCTIONS. (a) Subject to the provisions of Sections 7(b) and (c) hereof, TBC's right to issue disbursal instructions to the Escrow Agent shall end on November 18, 2003 (the "Termination Date"), and Escrow Agent shall not disburse to TBC any Principal Funds from the Escrow Account for which written disbursal instructions are not received by the close of business on the Termination Date.

         (b) In the event that TBC gives Mr. Carroll any Claim Notice with respect to any Claim which is not a Third Party Claim within the thirty day period preceding the Termination Date, TBC's right to issue disbursal instructions to Escrow Agent with respect to such Claim shall end at the close of business on the 40th business day after Mr. Carroll's receipt of the Claim Notice with respect to such Claim.

         (c) In the event that a Third Party Claim is pending on the Termination Date and has not yet been resolved, TBC's right to issue written disbursal instructions to Escrow Agent with respect to such Claim shall end at the close of business on the 40th business day after the Resolution Date which respect to the Third Party Claim.

         (d) Escrow Agent shall assume that there are no pending Claims, as described in Sections 7(b) and (c) above, unless TBC notifies Escrow Agent in writing to the contrary prior to the close of business on the Termination Date. Any such notice to the Escrow Agent shall indicate the amount of the pending Claim, or if the amount is not yet known, TBC's reasonable good faith estimate of the maximum amount of such Claim, and if then known to TBC, the day which is the last day upon which TBC will be entitled to issue written disbursal instructions in respect of such Claim.

         8. DISBURSAL OF ESCROWED AMOUNTS. (a) Subject to the provisions of
Section 7 above, on the fifth business day following the date the Escrow Agent receives any disbursal instructions from TBC pursuant to Sections 6(b) and (c), Escrow Agent shall disburse to TBC from the Principal Funds then remaining in the Escrow Account the amount specified by TBC in such disbursal instructions. All disbursals to TBC from the Escrow Account shall be made by wire transfer of funds to such bank account as TBC shall specify to Escrow Agent in the disbursal instructions relating thereto.

         (b) On or prior to November 18, 2000, TBC shall notify Mr. Carroll and the Escrow Agent in writing whether there exists any pending Claim for which a Claim Notice or Resolution Notice has not yet been given by TBC, together with the amount of such Claim, or if the amount is not yet known, TBC's reasonable good faith estimate of the maximum amount of such Claim. On November 19, 2000, the Escrow Agent shall disburse to Mr. Carroll an amount, if any, equal to the difference between twenty-five percent (25%) of the balance of the Principal Funds then remaining in the Escrow Account and the amount of any pending Claims, as described in the notice provided by TBC pursuant to this Section 8(b).

         (c) On or prior to November 18, 2001, TBC shall notify Mr. Carroll and the Escrow Agent in writing whether there exists any pending Claim for which a Claim Notice or Resolution Notice has not yet been given by TBC, together with the amount of such Claim, or if the amount is not yet known, TBC's reasonable good faith estimate of the maximum amount of such Claim. On November 19, 2001, the Escrow Agent shall disburse to Mr. Carroll an amount, if any, equal to the difference between one-third of the balance of the Principal Funds then remaining in the Escrow Account and the amount of any pending Claims, as described in the notice provided by TBC pursuant to this Section 8(c).

         (d) On or prior to November 18, 2002, TBC shall notify Mr. Carroll and the Escrow Agent in writing whether there exists any pending Claim for which a Claim Notice or Resolution Notice has not yet been given by TBC, together with the amount of such Claim, or if the amount is not yet known, TBC's reasonable good faith estimate of the maximum amount of such Claim. On November 19, 2002, the Escrow Agent shall disburse to Mr. Carroll an amount, if any, equal to the difference between fifty percent (50%) of the balance of the Principal Funds then remaining in the Escrow Account and the amount of any pending Claims, as described in the notice provided by TBC pursuant to this Section 8(d).

         (e) On the second business day after the Termination Date, Escrow Agent shall disburse to Mr. Carroll the balance of the Principal Funds then remaining in the Escrow Account, less the amount of any pending Claim, as described in any notice given to Escrow Agent by TBC in accordance with Section 7(d). On the second business day after the last day on which TBC is entitled to issue disbursal instructions with respect to each such pending Claim, Escrow Agent shall disburse to Mr. Carroll the amount being held in respect of such Claim in the Escrow

Account, unless the same has previously been disbursed to TBC pursuant to disbursal instructions received by the Escrow Agent.

         (f) At the time any Principal Funds are distributed from the Escrow Account, Escrow Agent shall also disburse to the party receiving such Principal Funds all Interest accrued thereon through the date of disbursal and then remaining in the Escrow Account.

         (g) All disbursals to Mr. Carroll from the Escrow Account shall be made by wire transfer to such bank account as may be specified by Mr. Carroll by notice given to the Escrow Agent.

         9. OBLIGATION TO DISBURSE. Escrow Agent shall comply with any written disbursal instructions received from TBC in accordance with Section 6 hereof regardless of whether there is any dispute between Mr. Carroll and TBC as to the Claim to which such disbursal instructions relate, TBC's right to issue such disbursal instructions, or the validity of such disbursal instructions.

         10. DISPUTE OF DISBURSALS; INDEMNIFICATION OF MR. CARROLL. (a) Mr. Carroll shall not have any right to dispute any disbursal made or to be made to TBC from the Escrow Account unless and until Mr. Carroll shall give notice to TBC that he disputes the disbursal. Any such notice shall be signed Mr. Carroll.

         (b) If not earlier resolved, any dispute between Mr. Carroll and TBC as to any disbursal made or to be made to TBC from the Escrow Account shall be deemed to be conclusively resolved in favor of TBC if Mr. Carroll shall fail, within one year after the date of delivery of a copy of the disbursal instructions relating thereto to Mr. Carroll, to commence legal proceedings for the purpose of disputing the disbursal in any court of competent jurisdiction.

         (c) TBC shall be liable to Mr. Carroll for all damages, costs, and expenses (including reasonable attorneys' fees) incurred by Mr. Carroll if it is finally determined, by agreement of the parties or, failing such agreement, by appropriate legal proceedings, that TBC was not entitled under the Purchase Agreement and this Agreement to recover from Mr. Carroll the amount disbursed to TBC by the Escrow Agent in accordance with TBC's disbursal instructions.

         11. ESCROW AGENT'S LIABILITY; INDEMNIFICATION OF ESCROW AGENT; RESIGNATION AND SUCCESSOR. (a) Escrow Agent shall not be liable to Mr. Carroll or to TBC for any action taken or omitted to be taken by it under this Agreement, unless such action or omission constitutes gross negligence or willful misconduct on the part of the Escrow Agent. In any action or legal proceeding relating to the disbursal of any Escrowed Amounts from the Escrow Account or Escrow Agent's failure to disburse the same, Escrow Agent shall be indemnified and held harmless from all costs, expenses, and damages (including reasonable attorneys' fees) incurred by it in connection with such action or proceeding (i) by TBC, if it is determined that TBC is not or was not entitled to receive the Escrowed Amounts, or (ii) by Mr. Carroll, if it is determined that TBC is or was entitled to receive the same.

         (b) The Escrow Agent may resign at any time, upon thirty days prior written notice to TBC and Mr. Carroll, and shall deposit all amounts then held in the Escrow Account with a successor escrow agent to be jointly designated in writing by TBC and Mr. Carroll. Any such successor escrow agent must agree to be and shall be bound by, and shall have all the rights, duties, and responsibilities of the Escrow Agent under this Agreement. If, upon the effective date of such resignation, no successor escrow agent shall have been designated, the Escrow Agent shall have the right to tender into the registry or custody of any court of competent jurisdiction any part or all of the Escrow Account and shall be relieved of any further obligations under this Agreement. Such resignation shall not deprive the Escrow Agent of its compensation earned prior thereto, and the provisions of Section 11(a) hereof shall survive any resignation by the Escrow Agent.

         12. FORM AND CONTENT OF DISBURSAL INSTRUCTIONS; DELIVERY OF COPIES. (a) All disbursal instructions shall be in writing and shall be personally delivered, telexed, telecopied, telegraphed, or mailed, certified mail return receipt requested, to Escrow Agent at its address indicated in Section 14(d).

         (b) A copy of all disbursal instructions, together with any other documents delivered to Escrow Agent in connection therewith, shall be personally delivered, telexed, telecopied, telegraphed, or mailed, certified mail return receipt requested, by TBC to Mr. Carroll at his address indicated in Section 14(d), at the same time that such disbursal instructions are given to the Escrow Agent.

         13. ESCROW AGENT'S FEES AND EXPENSES. (a) Escrow Agent shall be paid a fee of $3,500 per year for its services under this Agreement, together with an initial $500 setup fee. In addition, Escrow Agent shall be reimbursed for all reasonable and customary expenses, such as wire transfer and certified or cashier's check charges, incurred by Escrow Agent in connection with this Agreement or the servicing and administration of the Escrow Account. (Such fees and expenses of Escrow Agent are referred to hereinafter as the "Fees and Expenses.")

         (b) All Fees and Expenses of the Escrow Agent shall be paid by TBC.

         14. MISCELLANEOUS. (a) In any action or legal proceeding relating to the disbursal to TBC of any Escrowed Amounts from the Escrow Account or Escrow Agent's failure to disburse the same, if it is determined that TBC is or was entitled to receive the same, Mr. Carroll shall indemnify and hold TBC harmless from all costs, expenses, and damages (including reasonable attorneys' fees) incurred by it in connection with such action or proceeding.

         (b) No modification or amendment of any provision of this Agreement shall be effective unless made in written instrument, duly executed by the party to be bound thereby, which refers specifically to this Agreement and states that an amendment or modification is being made in the respects set forth in such instrument.

         (c) This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including, in the case of Mr. Carroll, his heirs, legatees, and legal representatives.

         (d) All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by U.S. certified mail, return receipt requested, or by overnight courier service, to the party or parties for whom intended at such party's address set forth below:

         If to TBC:

                  TBC Corporation
                  4770 Hickory Hill Road
                  P.O. Box 18342
                  Memphis, TN  38181-0342
                  Attention: President
                  Phone: (901)363-8030
                  Fax: (901)541-3639

         With copy to:

                  Thompson Hine & Flory LLP
                  2000 Courthouse Plaza NE
                  Dayton, OH  45402
                  Attention: Sharen Swartz Neuhardt, Esq.
                  Phone: (937)443-6705
                  Fax: (937)443-6635

         If to Mr. Carroll:

                  Mr. Robert E. Carroll, Jr.
                  8515 Senoia Road
                  Fairburn, GA  30213
                  Phone: (770)964-7062




         With copy to:

                  Rock & Leitz, P.C.
                  2985 Piedmont Road NE
                  Atlanta, GA  30305
                  Attention: David Rock, Esq.

                  Phone: (404)231-1240
                  Fax: (404)264-0432

         If to Escrow Agent:


                  SunTrust Bank, Atlanta
                  Corporate Trust Division
                  3495 Piedmont Road
                  Building 10, Suite 810
                  Atlanta, GA  30305-1727
                  Attention: Ronald C. Painter
                  Phone: (404)240-1932
                  Fax: (404)240-2030

Any party may change the address to which notices and other communications are to be directed to such party by giving written notice of such change to the other parties hereto. All notices and other communications shall be deemed given upon receipt by the party for whom intended. The sending party shall have the burden of proving receipt.

         (e) The failure of any party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to take advantage of any of such party's rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect. No single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. Waiver by any party of any breach of any provision of this Agreement shall not constitute or be construed as a continuing waiver or a waiver of any other breach of any other provision of this Agreement.

         (f) Until the earlier of the Termination Date or the date upon which all Principal Funds have been disbursed from the Escrow Account, all Claims shall be paid from the Escrow Account or as otherwise provided in Section 6(a). Thereafter, TBC shall direct any remaining Claims to Mr. Carroll.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                          TBC CORPORATION


                                          By
                                            ----------------------------
                                               Louis S. DiPasqua,
                                               Vice Chairman and Chief
                                               Executive Officer


                                          ------------------------------
                                          ROBERT E. CARROLL, JR.

                                          SUNTRUST BANK, ATLANTA


                                          By
                                            ----------------------------
                                               Rebecca Fischer,
                                               Trust Officer